Pricing Supplement dated August 26, 2008
            to the Product Prospectus Supplement dated June 16, 2008,
                    the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

   [RBC LOGO]                    $731,000

                                 Royal Bank of Canada

                                 ETF-Linked Enhanced Return Notes Linked to the Financial Select Sector SPDR(R) Fund, due September 30, 2009


     Royal Bank of Canada is offering ETF-linked enhanced return notes (the "Notes") linked to the performance of the ETF named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated June 16, 2008 describe terms that will apply generally to the Notes, including any Notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.


Issuer:                       Royal Bank of Canada ("Royal Bank").

Issue:                        Senior Global Medium-Term Notes, Series C

Underwriter:                  RBC Capital Markets Corporation.

Underlying ETF:               Financial Select Sector SPDR(R) Fund

Underlying Index:             Financial Select Sector Index

Currency:                     U.S. Dollars.

Minimum Investment:           $1,000, and $1,000 increments in excess thereof.

Term:                         The term on your Note is approximately thirteen
                              (13) months.

Issuance Date:                August 29, 2008

Payment at Maturity (if       Payment at maturity will be based on the
held to maturity):            performance of the ETF and will be calculated
                              using the following formula:

                              If the Final ETF Price is greater than or equal to the Initial ETF Price, then, at maturity, the investor will receive the lesser of:

                                  1.  Principal Amount + (Principal Amount x
                                      Percentage Change x Leverage Factor); and
                                  2.  Maximum Redemption Amount

                              If the Final ETF Price is less than the Initial ETF Price, then, at maturity, the investor will receive less than all of the Principal Amount, in an amount equal to:

                              Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:            The Percentage Change, expressed as a percentage,
                              is calculated using the following formula:

                                   Final ETF Price - Initial ETF Price
                                   -----------------------------------
                                            Initial ETF Price

Initial Valuation Date:       August 26, 2008

Final Valuation Date:         September 25, 2009, subject to extension for
                              market and other disruptions.

Maturity Date:                September 30, 2009, subject to extension for
                              market and other disruptions.

Initial ETF Price:            20.17

Final ETF Price:              The closing level of the ETF on the final
                              valuation date.

Maximum Redemption            143.60% multiplied by the Principal Amount
Amount:

Leverage Factor:              200% (max gain subject to Cap)

U.S. Tax Treatment:           The United States federal income tax consequences
                              of your investment in the Notes are uncertain. By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a prepaid cash-settled derivative contract for U.S. federal income tax purposes.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Settlement Date. The amount that investors may receive upon sale of their Notes prior to maturity may be less than the principal amount of their Notes.

CUSIP:                        78008GLY6

Listing: The Notes will not be listed on any securities exchange or quotation system.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt Securities
                              -- Ownership and Book-Entry Issuance" in the accompanying prospectus).

Terms Incorporated in         All of the terms appearing above the item
the Master Note:              captioned "Secondary Market" on the cover page of
                              this pricing supplement and the terms appearing under the caption "General Terms of the Enhanced
                              Return Notes" in the product supplement with respect to ETF-linked enhanced return notes dated
                              June 16, 2008.


Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated June 16, 2008.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $731,000
Underwriting discounts and commission.................................................     1.75%            $12,792.50
Proceeds to Royal Bank................................................................     98.25%           $718,207.50


The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is 98.75% and the concession paid to such dealers is 0.50%. The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the value of your Notes on the issue date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $17.50 per $1,000 principal amount Note and used a portion of that commission to allow selling concessions to other dealers of $17.50 per $1,000 principal amount Note. The price of the Notes also included a profit of $21.25 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada was $38.75 per $1,000 principal amount Note.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.



                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated June 16, 2008, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated June 16, 2008, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated June 16, 2008:
http://sec.gov/Archives/edgar/data/1000275/000121465908001388/m61581424b3.txt



Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              Hypothetical Returns

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual market prices of the ETF. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the Final ETF Price relative to the Initial ETF Price. We cannot predict the performance of the ETF. All examples assume that a holder has purchased the Notes with an aggregate Principal Amount of $10,000, a Maximum Redemption Amount of 143.60% and that no extraordinary event has occurred.


Example 1--    Calculation of the payment at maturity where the Percentage
               Change is 2%.
               Percentage Change:       2%
               Payment at Maturity      $10,000 + [$10,000 x (2% x 200%] =
                                        $10,000 + $400 = $10,400
               On a $10,000 investment, a 2% Percentage Change results in a payment at maturity of $10,400, a 4% return on the Notes.



Example 2--    Calculation of the payment at maturity where the Percentage
               Change is 50%.
               Percentage Change:       50%
               Payment at Maturity      $10,000 + [$10,000 x (50% x 200%)] =
                                        $10,000 + $10,000 = $20,000, but the
                                        Maximum Redemption Amount is $14,360.
               On a $10,000 investment, a 50% Percentage change results in a payment at maturity of $14,360, a 43.60% return on the Notes.



Example 3--    Calculation of the payment at maturity where the Percentage
               Change is less than 0%.
               Percentage Change:       -10%
               Payment at Maturity      $10,000 + ($10,000 x -10%) = $10,000 -
                                        $1,000 = $9,000
               On a $10,000 investment, a -10% Percentage Change results in a payment at maturity of $9,000, a -10%return on the Notes.

The Underlying ETF

The Financial Select Sector SPDR(R) Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the "Trust"), a registered investment company. The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR(R) Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the "Commission") by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission's website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Royal Bank makes no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlying ETF. We have derived all disclosures contained in this pricing supplement regarding the Trust from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither Royal Bank nor RBC Capital Markets Corporation has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither Royal Bank nor RBC Capital Markets Corporation makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying ETF (and the price of the Underlying ETF at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither Royal Bank nor any of its affiliates makes any representation to you as to the performance of the Underlying ETF.

Royal Bank and/or its affiliates may currently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither Royal Bank nor RBC Capital Markets Corporation undertakes to disclose any such information to you. In addition, Royal Bank or its affiliates may publish research reports with respect to the Underlying ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying ETF.

"Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "SPDR(R) ", "Select Sector SPDR(R)" and "Select Sector SPDRs(R)" are trademarks of The McGraw-Hill Companies, Inc. ("MGH"). The Notes are not sponsored, endorsed, sold, or promoted by MGH or the Trust. MGH and the Trust make no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Financial Select Sector Index. The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index. The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.

We have derived all information contained in this pricing supplement regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The stocks included in each Select Sector Index, including the

Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index. The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index. As of June 23, 2008, the Financial Select Sector Index included 90 component stocks in the following industries: commercial banks, capital markets; diversified financial services, insurance and real estate.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500 Index. As of the market close on August 26, 2008, the weighting of each Select Sector Index in the S&P 500 Index based on the capitalization of the stocks in the index was as follows:



            Select Sector Index                        Weighting
            The Consumer Discretionary Select Sector   8.17%
            Index
            The Consumer Staples Select Sector Index   11.53%
            The Energy Select Sector Index             14.08%
            The Financial Select Sector Index          14.47%
            The Health Care Select Sector Index        12.92%
            The Industrial Select Sector Index         11.42%
            The Materials Select Sector Index          3.70%
            The Technology Select Sector Index         20.00%
            The Utilities Select Sector Index          3.71%
            Total                                      100.00%


Each Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in a Select Sector Index (the "Component Stocks") is a constituent company of the S&P 500 Index.

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company's stock to a particular Select Sector Index on the basis of such company's sales and earnings composition and the sensitivity of the company's stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group ("ISG") using a modified "market capitalization" methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology. See "--The S&P 500 Index--Computation of the S&P 500 Index " below. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock's Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500(R) Index

We have derived all information regarding the S&P 500(R) Index (the "S&P Index") contained in this reference asset supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P Index, and may discontinue publication of the S&P Index.

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies (the "S&P Index Constituent Stocks") as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates the S&P Index by reference to the prices of the S&P Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the stocks that compose the S&P Index and received the dividends paid on such stocks.

Computation of the S&P Index

S&P currently computes the S&P Index as of a particular time as follows:

     o the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

     o the market values of all component stocks as of that time are aggregated;

     o the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

     o the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

     o the current aggregate market value of all component stocks is divided by the base value; and

     o    the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the S&P Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

     o    the issuance of stock dividends;

     o the granting to shareholders of rights to purchase additional shares of stock;

     o the purchase of shares by employees pursuant to employee benefit plans;

     o    consolidations and acquisitions;

     o the granting to shareholders of rights to purchase other securities of the issuer;

     o    the substitution by S&P of particular component stocks in the S&P
          Index; or

     o    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value x New Market Value / Old Market Value = New Base Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P Index.

Neither Royal Bank nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P Index or any successor index. While S&P currently employs the above methodology to calculate the S&P Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. S&P does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P Index or the manner in which the S&P Index is applied in determining the amount payable at maturity.

Historical Information

The graph below sets forth the historical performance of the Underlying ETF. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Underlying ETF. The information provided in this table is for the four calendar quarters in each of 2005, 2006 and 2007, the first and second calendar quarter of 2008, as well as for the period from July 1, 2008 through August 26, 2008. (If no price is provided in the table for a particular period that indicates that the Underlying ETF was not traded at such time.)

We obtained the information regarding the historical performance of the Underlying ETF in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Underlying ETF should not be taken as an indication of future performance, and no assurance can be given as to the market price of the Underlying ETF on the valuation date. We cannot give you assurance that the performance of the Underlying ETF will result in any return in addition to your initial investment.

Graph of historical performance of the Underlying ETF



                        Financial Select Sector SPDR Fund
                                   ('99 - '08)
                                 [CHART OMITTED]



                                                                                                  Period-End
                                              High Intra-Day           Low Intra-Day           Closing Price of
   Period-Start          Period-End            Price of the             Price of the            the Reference
       Date                 Date              Reference Asset         Reference Asset               Asset
       ----                 ----              ---------------         ---------------               -----
     1/1/2005             3/31/2005                30.79                   28.06                    28.39
     4/1/2005             6/30/2005                29.85                   27.39                    29.47
     7/1/2005             9/30/2005                30.4                    28.7                     29.52
    10/1/2005            12/30/2005                32.55                   28.43                    31.67

     1/1/2006             3/31/2006                33.32                   31.16                    32.55
     4/1/2006             6/30/2006                34.22                   31.18                    32.34
     7/1/2006             9/29/2006                35                      31.44                    34.62
    10/1/2006            12/29/2006                37.14                   34.41                    36.74

     1/1/2007             3/31/2007                37.99                   34.18                    35.63
     4/1/2007             6/30/2007                38.15                   35.12                    36.18
     7/1/2007             9/30/2007                36.99                   31.51                    34.32
    10/1/2007            12/31/2007                35.97                   28.1                     28.93

     1/1/2008             3/31/2008                29.93                   22.29                    24.87
     4/1/2008             6/30/2008                28.17                   20.06                    20.26
     7/1/2008             8/26/2008                23.09                   16.77                    20.17


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

We expect that delivery of the Notes will be made against payment for the Notes on or about August 29, 2008, which is the third business day following the pricing date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.




                                    $731,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                        ETF-Linked Enhanced Return Notes

                                 August 26, 2008